EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-84898 on Form S-8 of our report dated June 24, 2005 relating to the consolidated financial statements of DSG International Limited and subsidiaries appearing in this Annual Report on Form 20-F of DSG International Limited for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

June 24, 2005